As filed with the United States Securities and Exchange Commission on November 22, 2022

Registration No. 333-183954

Registration No. 333-200194

Registration No. 333-208131

Registration No. 333-250048

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-183954

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-200194

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-208131

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-250048

UNDER THE SECURITIES ACT OF 1933

JUST ENERGY GROUP INC.

(Exact name of registrant as specified in its charter)

Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

100 King Street West, Suite 2630 Toronto, Ontario	M5X 1E1
(Address of principal executive offices)	(Zip code)

Just Energy Group Inc. 2020 Equity Compensation Plan

Just Energy Group Inc. 2010 Restricted Share Grant Plan

(Full title of the plan)

Just Energy (U.S.) Corp. 5251 Westheimer Road, Suite 1000 Houston, Texas 77056 (855) 694-8529 (Name, address and telephone number, including area code, of agent for service)	Copies to: Jonah T. Davids Just Energy Group Inc. 100 King Street West, Suite 2630 Toronto, Ontario M5X 1E1 (905) 670-4440	Copies to: Matthew R. Pacey, P.C. Atma Kabad Kirkland & Ellis LLP 609 Main Street, Suite 4700 Houston, Texas 77002 (713) 836-3786

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	☒	Smaller reporting company	☐	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) are being filed by Just Energy Group Inc. (“Just Energy”) to deregister all unsold common shares under the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Just Energy with the Securities and Exchange Commission:

•	Registration Statement No. 333-250048, filed on November 13, 2020, registering 4,000,000 common shares under the Just Energy Group Inc. 2020 Equity Compensation Plan (the “2020 Plan”);

•	Registration Statement No. 333-208131, filed on November 20, 2015, registering an additional 5,000,000 common shares under the Just Energy Group Inc. 2010 Restricted Share Grant Plan (the “2010 Plan”, together with the 2020 Plan, the “Plans”);

•	Registration Statement No. 333-200194, filed on November 14, 2014, registering an additional 700,000 common shares under the 2010 Plan; and

•	Registration Statement No. 333-183954, filed on September 18, 2012, registering 700,000 common shares under the 2010 Plan.

As previously disclosed, on March 9, 2021, Just Energy and certain of its direct and indirect subsidiaries (together with Just Energy, the “Company”) commenced voluntary cases under the Companies’ Creditors Arrangement Act in the Ontario Superior Court of Justice (Commercial List) (the “Court”). On the same date, Just Energy, as authorized foreign representative for the Company, commenced voluntary cases (the “Chapter 15 Cases”) under chapter 15 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas. The Company’s Chapter 15 Cases are jointly administered under the caption In re Just Energy Group Inc., et al., Case No. 21-30823. On November 3, 2022, the Court granted an order that approved the transactions (the “Transaction”) provided for under the transaction agreement entered into on August 4, 2022 among Just Energy and the lenders of the Company’s debtor-in-possession financing facility, one of their affiliates and the holder of certain assigned secured claims (collectively, the “Purchaser”). Upon the closing of the Transaction, the Purchaser will own all of the outstanding equity of Just Energy (U.S.) Corp., which will be the new parent company of Just Energy, and Just Energy will no longer be a public company.

In connection with the closing of the Transaction, Just Energy has terminated all offerings of securities pursuant to the Registration Statements and is no longer issuing securities under the Plans. In accordance with an undertaking made by Just Energy in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, Just Energy hereby removes from registration by means of these Post-Effective Amendments all of such securities registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities and Just Energy hereby terminates the effectiveness of each of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas, on November 22, 2022. No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Act.

Just Energy Group Inc. (Registrant)
By:	/s/ Michael Carter
Michael Carter
Chief Financial Officer